Exhibit 99
Textron
	Corporate Communications Department	NEWS Release
Investor Contacts: Doug Wilburne - 401-457-2353	FOR IMMEDIATE RELEASE
Media Contact: Susan Bishop - 401-457-2362
Textron Comments on Business Jet Outlook Accelerated Softening in Business Jet Market Reduces Cessna Forecast Company to Reduce 2003 Earnings Guidance

Providence, Rhode Island - March 20, 2003 - Textron Inc. (NYSE: TXT) today confirmed that it will be revising its 2003 outlook for business jet deliveries at its Cessna Aircraft business unit. As a result, the company will be reducing its 2003 earnings guidance.

"The current economic and geopolitical situation has worsened and is affecting business jet demand much more severely than expected," said Textron Chairman, President and CEO Lewis B. Campbell.

Most significantly, one of Cessna's largest customers recently informed the company of a significant reduction in the number of jets that it plans to purchase in 2003. The company is currently in negotiations with the customer to determine the specific changes.

Previously, Textron planned to deliver about 220 jets this year. Depending upon the outcome of the negotiations and other jet sales through the year, the company now expects to ship between 180-195 jets in 2003.

Textron will be taking immediate, aggressive steps to help offset the impact to earnings from this reduction in business jet deliveries. Actions include cutbacks in discretionary spending across the enterprise, as well as furloughs and an additional permanent workforce reduction at Cessna. Other offsetting factors include higher volumes at Textron Systems and lower-than-budgeted insurance costs, interest expenses and corporate expenses.

Textron will communicate new earnings targets after it has completed negotiations and has fully assessed the impact on its business.

Campbell added, "In spite of the temporary softening in the business jet market, we believe that long-term demand for business jets is still excellent. We remain fully committed to our market leadership and will roll out the new Sovereign, CJ3 and Mustang jets according to plan."

Cessna Aircraft is part of Textron's $4.9 billion Aircraft segment. Based in Wichita, Kansas, the unit employs 11,000 people and is the world's leading producer of light and mid-size business jets, utility turboprops and single-engine piston aircraft.

Textron Inc. is an $11 billion multi-industry company with 49,000 employees in 40 countries. The company leverages its global network of businesses to provide customers with innovative solutions and services in industries such as aircraft, fastening systems, industrial products and components and finance. Textron is known around the world for its powerful brands such as Bell Helicopter, Cessna Aircraft, Kautex, Lycoming, E-Z-GO and Greenlee, among others. More information is available at www.textron.com.

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Forward-looking Information: Certain statements in this release and other oral and written statements made by Textron from time to time are forward-looking statements, including those that discuss strategies, goals, outlook or other non-historical matters; or project revenues, income, returns or other financial measures. These forward-looking statements are subject to risks and uncertainties that may cause actual results to differ materially from those contained in the statements, including the following: (a) the extent to which Textron is able to achieve savings from its restructuring plans; (b) uncertainty in estimating the amount and timing of restructuring charges and related costs; (c) changes in worldwide economic and political conditions that impact interest and foreign exchange rates; (d) the occurrence of work stoppages and strikes at key facilities of Textron or Textron's customers or suppliers; (e) government funding and program approvals affecting products being developed or sold under government programs; (f) cost and delivery performance under various program and development contracts; (g) the adequacy of cost estimates for various customer care programs including servicing warranties; (h) the ability to control costs and successful implementation of various cost reduction programs; (i) the timing of certifications of new aircraft products; (j) the occurrence of further downturns in customer markets to which Textron products are sold or supplied or where Textron Financial offers financing; (k) changes in aircraft delivery schedules or cancellation of orders (l) Textron's ability to offset, through cost reductions, raw material price increases and pricing pressure brought by original equipment manufacturer customers; (m) the availability and cost of insurance; (n) pension plan income falling below current forecasts; (o) Textron Financial's ability to maintain portfolio credit quality; (p) Textron Financial's access to debt financing at competitive rates; and (q) uncertainty in estimating contingent liabilities and establishing reserves tailored to address such contingencies.